O2DIESEL CORPORATION ANNOUNCES COMPLETION OF ACQUISITION

Bellingham, WA, July 16, 2003 - O2Diesel Corporation (OTCBB: OTOD) (the "Company") (formerly Dynamic Ventures Inc.) is pleased to announce the recommended offer (the "Recommended Offer") to acquire AAE Technologies International PLC ("AAE") was declared unconditional in all respects on July 15, 2003, after all the material conditions to closing were satisfied. On July 10, 2003, the Company had announced that the Recommended Offer to acquire was declared unconditional as to acceptances.

Under the terms of the Recommended Offer, the Company agreed to issue 18,000,000 common shares of its capital for 100% of the shares of AAE. As of July 11, 2003, shareholders holding approximately 87% of AAE issued and outstanding ordinary shares had accepted the Recommended Offer. The Recommended Offer will remain open until July 31st to accept additional shares tendered by shareholders of AAE. The remaining shares of AAE are anticipated to be acquired by the Company under a compulsory acquisition transaction under Irish law. After giving effect to the acquisition of AAE, the Company will have approximately 24,900,000 shares issued and outstanding.

In addition, the Company received proceeds of approximately $5,000,000 under the terms of a private placement of common shares and a convertible note, the proceeds of which will be used for general working capital purposes. The Company is expected to issue a total of 3,333,334 shares of common stock in connection with the private placement.

Under the terms of the Recommended Offer, the Company appointed Alan Rae as CEO and President and David Koontz as CFO and Secretary. The Company also increased the size of the board of directors and appointed Alan Rae, David Koontz, Anthony Dean-Smith, Hendrik Rethwilm and Karim Jobanputra as new directors. Eric Boehnke has resigned as a director and the President, Treasurer and Secretary of the Company.

AAE is a fuel additive development and marketing company incorporated in Ireland with offices in the United Kingdom and the United States. Starting in 1997, AAE has developed a line of proprietary fuel additive products designed to improve the performance of ethanol and other oxygenated fuels used in various petroleum-based liquid transportation fuels. AAE is completing product development and regulatory compliance for its technologies through its wholly-owned subsidiaries and strategic partnerships. AAE's primary product under development is O2DieselTM.

Information regarding the acquisition of AAE is contained in the Company's latest quarterly report on Form 10-QSB and the Form CB filed with the SEC and available at www.sec.gov.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to expectations, beliefs, plans, objectives, goals, assumptions or future events or performance that


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are not statements of historical fact may be forward-looking statements.
Forward-looking statements used in this press release include, but are not limited to, the Company's expectation that it will complete its proposed acquisition of AAE, the benefits of AAE's fuel additives, AAE's product development and regulatory compliance initiatives and expectations related to AAE's strategic partnerships. Such statements are based on information provided to the Company by AAE and include AAE's expectations, estimates and projections at the time the statements are made. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

For additional information please call:

Eric Boehnke
President
O2Diesel Corporation
360-392-3950 (ph)
(360) 733-3941 (fax)


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